EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Wolverine Tube, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-73550, 33-73490, 33-87687, 333-67958, 333-67968, 333-67972, and 333-108003) on Form S-8 of Wolverine Tube, Inc. of our report dated March 14, 2007, except for note 2, as to which date is June 29, 2007, with respect to the consolidated balance sheets of Wolverine Tube, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule; and our report dated March 14, 2007, except as to the third paragraph of Management’s Report on Internal Control Over Financial Reporting (as restated), which is as of June 29, 2007, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006; and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, Annual Report on Form 10-K/A of Wolverine Tube, Inc.

As discussed in note 1 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based payments and, as discussed in note 13 to the consolidated financial statements, effective December 31, 2006, its method of accounting for defined pension and postretirement benefit plans.

As discussed in note 2 to the consolidated financial statements, the consolidated financial statements have been restated.

Our report on internal control over financial reporting expresses our opinion that Wolverine Tube, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its restated assessment the following material weakness as of December 31, 2006: The Company did not have adequate policies and procedures to ensure the appropriate classification and accounting for restricted cash in the Company’s balance sheets and cash flow statements in accordance with Statement of Financial Accounting Standards No. 95 (SFAS 95), Statement of Cash Flows. Specifically, the Company’s training processes had not emphasized SFAS 95 and other current SEC developments; accordingly, the Company’s preparation of financial statements and review processes failed to detect non-compliance with SFAS 95 regarding the classification of restricted cash. This deficiency resulted in a material misstatement of the Company’s 2004 and 2005 cash flows provide by (used for) investing activities and resulted in this amendment to the Company’s Annual Report on Form 10-K for the years ended December 31, 2006, 2005 and 2004.

/s/ KPMG LLP

Birmingham, Alabama

July 9, 2007